                                                                   EXHIBIT 99.00







                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549





                                    FORM 11-K

          [X] ANNUAL REPORT PURSUANT TO SECTION 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED] FOR THE FISCAL YEAR ENDED JUNE 30, 2000

                                       OR


          [ ] TRANSITION REPORT PURSUANT TO SECTION 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED] FOR THE TRANSITION PERIOD
               FROM      TO        COMMISSION FILE NUMBER












                  Profit Sharing Plan of Comshare, Incorporated
                  ---------------------------------------------
                             Full Title of the plan.





        Comshare, Incorporated, 555 Briarwood Circle, Ann Arbor, MI 48108
        -----------------------------------------------------------------
             Name of issuer of securities held pursuant to the plan
               and the address of its principal executive offices.

                               PROFIT SHARING PLAN

                            OF COMSHARE, INCORPORATED

                FINANCIAL STATEMENTS AS OF JUNE 30, 2000 AND 1999

                   AND FOR THE THREE YEARS ENDED JUNE 30, 2000

             TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To the Plan Administrator
    of the Profit Sharing Plan
    of Comshare, Incorporated:



We have audited the accompanying statements of net assets available for benefits of the PROFIT SHARING PLAN OF COMSHARE, INCORPORATED (the "Plan") as of June 30, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years ended June 30, 2000, 1999 and 1998. These financial statements and the schedule referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of June 30, 2000 and 1999 and the changes in its net assets available for benefits for the years ended June 30, 2000, 1999 and 1998 in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes is presented for purposes of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                                                  ARTHUR ANDERSEN LLP


Detroit, Michigan,
  September 8, 2000.

                               PROFIT SHARING PLAN

                            OF COMSHARE, INCORPORATED

                   INDEX TO FINANCIAL STATEMENTS AND SCHEDULE







Statements of Net Assets Available for Benefits as of
   June 30, 2000 and 1999


Statements of Changes in Net Assets Available for Benefits for the Years Ended June 30, 2000, 1999 and 1998


Notes to Financial Statements


SCHEDULE

Schedule of Assets Held for Investment Purposes as of June 30, 2000

  Schedule 4i

                               PROFIT SHARING PLAN
                            OF COMSHARE, INCORPORATED
                 STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                          AS OF JUNE 30, 2000 AND 1999


                                                                             2000                          1999
                                                                            Total                         Total
RECEIVABLES:
     Employer's contribution                                             $   352,461                   $   287,633
     Participants' contributions                                             122,536                       110,258

     Accrued loan repayments                                                  10,080                        11,362
                                                                         -----------                   -----------
                                                                             485,077                       409,253

INVESTMENTS, at market:
     Registered investment companies                                      26,337,628                    25,258,931
     Company stock fund                                                    1,877,729                     1,115,166
     Loans to participants                                                   376,045                       429,902
                                                                         -----------                   -----------
                                                                          28,591,402                    26,803,999

NET ASSETS AVAILABLE
   FOR BENEFITS                                                          $29,076,479                   $27,213,252
                                                                         ===========                   ===========




         The accompanying notes are an integral part of this statement.

                               PROFIT SHARING PLAN
                            OF COMSHARE, INCORPORATED
           STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                FOR THE YEARS ENDED JUNE 30, 2000, 1999 AND 1998

                                                             2000                         1999                        1998
                                                            Total                        Total                       Total
                                                            -----                        -----                       -----
INVESTMENT INCOME:
Unrealized appreciation
  of investments                                       $1,662,785                   $1,680,248                  $3,518,432
Interest and dividend income                              971,215                    1,062,411                     998,315
Realized gain on investments                              103,225                       32,397                     457,809
                                                          -------                       ------                     -------
                                                        2,737,225                    2,775,056                   4,974,556

CONTRIBUTIONS:
Employer                                                  726,743                      616,449                     790,865
Participants                                            1,641,674                    1,650,637                   1,786,716
                                                        ---------                    ---------                   ---------
                                                        2,368,417                    2,267,086                   2,577,581


TRANSFER OF ASSETS TO OTHER
PLANS                                                         --                     (49,750)                          --

DISTRIBUTIONS TO PARTICIPANTS                         (3,242,415)                  (7,586,575)                 (4,759,342)
                                                      -----------                  -----------                 -----------

Increase (Decrease) in Net Assets
Available Benefits                                      1,863,227                  (2,594,183)                   2,792,795

NET ASSETS AVAILABLE FOR
BENEFITS BEGINNING OF YEAR                             27,213,252                   29,807,435                  27,014,640
                                                       ----------                   ----------                  ----------

NET ASSETS AVAILABLE FOR
BENEFITS END OF YEAR                                 $ 29,076,479                 $ 27,213,252                $ 29,807,435
                                                     ============                 ============                ============


         The accompanying notes are an integral part of this statement.

                               PROFIT SHARING PLAN

                            OF COMSHARE, INCORPORATED

                          NOTES TO FINANCIAL STATEMENTS


(1)   DESCRIPTION OF THE PLAN

      The information discussed below is a summary only and reference should be made to the Profit Sharing Plan of Comshare, Incorporated (the "Plan") or inquiries made of the Plan Administrator for more complete information.

      (a)     General

              The Plan is a defined contribution plan covering eligible employees of Comshare, Incorporated (the "Company"). The Plan provides retirement benefits and is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Company administers the Plan and pays all plan administration costs, including fees paid to the Trustee. The operating expenses of the Investment Advisor are netted from the returns of the funds.

              The Employee Stock Ownership Plan (ESOP) of Comshare, Incorporated was merged with the Plan effective October 1, 1995. All of the assets of the ESOP which consisted primarily of Comshare common stock were transferred to the Plan and placed in the new Comshare Stock Fund.

      (b)     Trustee and Investment Advisor

              As of June 30, 2000 the Plan held all investments with Vanguard Fiduciary Trust Company (the "Trustee" and "Investment Advisor").

              In accordance with the Trust Agreement, the Trustee holds and administers the Plan's assets and executes transactions therewith for the purpose of providing benefits as described in the Plan agreement. The Investment Advisor executes all investment transactions.

      (c)     Management Estimates

              The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

      (d)     Contributions

              The Plan provides for annual employer fixed contributions equal to 2% of eligible participants' compensation. In addition, the Company may make discretionary contributions, the amount of which is determined by the Board of Directors. There were no discretionary contributions in 2000, 1999, or 1998. To qualify for such employer contributions for any given Plan year, a participant must be credited with 1,000 or more hours of service during the Plan year and be employed by the Company on the last day of the Plan year.

              The annual employer fixed contribution for 2000 will be paid to the Plan by the Company in September, 2000 in the amount of $319,875 and is included in the employer's contribution receivables on the Statement of Net Assets Available for Benefits for the Year Ended June 30, 2000. Upon receipt of the employer fixed contribution, the Plan will allocate contributions to eligible participants based on the participants then current investment elections.

                               PROFIT SHARING PLAN

                            OF COMSHARE, INCORPORATED

                          NOTES TO FINANCIAL STATEMENTS

                                   (continued)


              Participants may make before-tax contributions, subject to Internal Revenue Service limitations. Participants are eligible for employer matching contributions equal to 50% of the participant's before-tax contributions up to 6% of their compensation.

      (e)     Investment Options

              As of June 30, 2000 the investment options available to participants are as follows: (1) Vanguard Money Market - Prime Portfolio, a money market fund, consisting of investments with maturities of one year or less; (2) Vanguard Bond Index Fund, an intermediate bond fund, consisting primarily of investments in U.S. Government and corporate bonds; (3) Vanguard Index 500 Portfolio, a diversified equity fund, consisting of investments in the stocks included in the Standard & Poors' 500 Index; (4) Vanguard Wellington Fund, a balanced fund, consisting of investments in both stocks and bonds; (5) Vanguard United States Growth Portfolio, a growth stock fund, consisting of investments in common stocks of companies with above-average growth potential;
              (6) Vanguard International Value Portfolio, an international equity fund, consisting of investments in stocks of companies based outside the United States; and (7) Comshare Stock Fund, a fund investing in the common stock of Comshare, Inc. There are no guaranteed rates of returns for these funds.

              Participants may change their investment election daily for new contributions or loans repaid to the Plan. Contributions to the Plan are invested directly by the Trustee into the investment options based on participant elections.

      (f)     Vesting and Eligibility

              All full-time employees and certain part-time employees are eligible to make employee before-tax contributions to the Plan at the beginning of the calendar quarter following the date of hire. Eligible participants begin sharing in employer contributions after completing one year of service. As of June 30, 2000 there were 305 active participants.

              Participants vest in employer discretionary contributions according to a five year schedule. Participants completing at least 1,000 hours of service in a given plan year are credited with an increase in vesting for such plan year. Full vesting also occurs upon retirement at age 65, or after death or total disability. Employer matching contributions vest according to a five year schedule (prior to 1/1/98 a seven year schedule was in effect) for participants with targeted compensation greater than the social security wage base. All other participants are fully vested in employer matching contributions.

              Employee contributions and employer fixed contributions are always fully vested.

      (g)     Loans and Hardship Withdrawals

              The Plan provides for hardship withdrawals in certain circumstances and for loans to participants. Loans are limited to 50% of a participant's vested balance, and bear interest comparable to competitive bank rates for loans of similar purpose. Loans are repaid through payroll withholding, and typically mature within five years with a maximum maturity of twenty years. A 10% excise tax is imposed upon hardship withdrawals

                               PROFIT SHARING PLAN

                            OF COMSHARE, INCORPORATED

                          NOTES TO FINANCIAL STATEMENTS

                                   (continued)


      (h)     Benefit Distributions

              Distribution of the vested amounts in a participant's account can be made upon termination of employment or upon retirement. Benefits are paid, at the option of the participant, in a lump sum payment or in periodic payments of substantially equal amounts for a specified number of years, not to exceed ten.

      (i)     Benefits Payable

              As of June 30, 2000 and 1999, the net assets available for benefits included $102,139 and $1,233,413, respectively, for benefits payable that were due but undistributed to participants as a result of termination of employment or retirement. These amounts are shown as liabilities on Form 5500 and are the only reconciling item between the financial statements and Form 5500.

      (j)     Allocation to Participants' Accounts

              The Trustee maintains the detailed accounts of the net assets available for benefits in the Plan. The Trustee values the fund for each investment option at market value on a daily basis. The net change in each fund's market value for the period is allocated to the accounts of participants within that fund in the same proportion that the balance of each participant's account bears to the total of the fund on the last day of the period. Interest income on loans to participants is credited directly to the individual participant's account. Company discretionary contributions and forfeitures are allocated to eligible participants' accounts in the same proportion that the participant's eligible compensation bears to the total eligible compensation of all participants for the year.

      (k)     Plan Termination

              Management of the Company has no intention to terminate the Plan. In the event the Plan is terminated, the participants will become fully vested and will receive the balances in their individual accounts.

      (l)     Federal Income Tax Status

              The Plan obtained its latest determination letter dated September 16, 1996, in which the Internal Revenue Service stated that the Plan, as amended and restated effective July 1, 1994, was in compliance with the applicable requirements of the Internal Revenue Code (the "Code").

              The Plan has subsequently been amended and restated effective October 1, 1995 to reflect the merger with the ESOP. The Plan administrator is applying for a new determination letter. The Plan administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, they believe that the Plan was qualified and the related trust was tax-exempt as of the financial statement date.

                               PROFIT SHARING PLAN

                            OF COMSHARE, INCORPORATED

                          NOTES TO FINANCIAL STATEMENTS

                                   (continued)

      (m)     Forfeitures

              Non-vested account balances of terminated employees are forfeited at the end of the quarter following the date of termination. Forfeitures were $11,242, $61,758 and $61,836 for the years ended June 30, 2000, 1999 and 1998, respectively. Forfeitures are allocated on a pro-rata basis to remaining participants.

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (a)     Basis of Accounting

              The financial statements have been prepared on the accrual basis of accounting.

      (b)     Investments

              Investment transactions are recorded by the Trustee on a trade date basis. Investments are stated in the Statement of Net Assets Available for Benefits at market value. Realized gains and losses on sale of investments and unrealized appreciation of investments are computed based on the difference between the market value of the investments at the beginning of the year, or at the time of purchase if acquired during the year, and the market value of investments when sold or at Plan year-end.

      (c)     Compliance with SOP 99-3

              The Accounting Standards Executive Committee issued Statement of Position 99-3, "Accounting for and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters" (SOP 99-3), which eliminates the requirement for a defined contribution plan to disclose participant-directed investment programs. As required by SOP 99-3, the Plan adopted SOP 99-3 for the 2000 financial statements and reclassified certain amounts in the 1999 and 1998 financial statements to eliminate the participant-directed fund investment program disclosures.


(3)   SUBSEQUENT EVENTS

              Effective July 7, 2000, three new investment funds were added to the Plan. The new fund options include the Vanguard Extended Market Index Fund, Vanguard Windsor II Fund and the R/S Emerging Growth Fund.

              As of September 8, 2000, the Company's stock was trading at $5.25 per share compared to $4.75 per share at June 30, 2000. The investments in the Comshare Stock Fund consist primarily of the Company's stock which is valued in the accompanying Statement of Net Assets Available for Benefits at the June 30, 2000 share price.

                                                                      SCHEDULE I

                               PROFIT SHARING PLAN

                            OF COMSHARE, INCORPORATED

                             EIN: 38-1804887 PN: 001

       SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AS OF JUNE 30,2000

                                   SCHEDULE 4i


                                                   (c) Description of Investment
(a)          (b) Identity of Issue,                   Including Maturity Date,                             (d)
                Borrower, Lessor,                        Rate of Interest                              Current
                or Similar Party                       Par or Maturity Value                             Value
                ----------------                       ---------------------                             -----
              MUTUAL FUNDS:

*             Vanguard Group                         Money Market - Prime Portfolio             $   2,367,418

*             Vanguard Group                         Bond Index Fund                                1,180,341

*             Vanguard Group                         Index 500 Portfolio                           14,761,919

*             Vanguard Group                         Wellington Fund                                2,122,767

*             Vanguard Group                         U.S. Growth Portfolio                          5,121,017

*             Vanguard Group                         International Value Portfolio                    784,166

*             Vanguard Group                         Comshare Stock Fund                            1,877,729
                                                                                                 ------------

              Total Mutual Funds                                                                   28,215,357
                                                                                                   ----------

              LOANS:

              Loans to plan participants             Interest rates range                             376,045
                                                                                                -------------
                                                     from  7.00% to 12.25%;
                                                     maturing through July 1, 2020

                      TOTAL INVESTMENTS                                                         $  28,591,402
                                                                                                 ============


* Represents a party-in-interest

                    Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation by reference of our report on the June 30, 2000 financial statements of the Profit Sharing Plan of Comshare, Incorporated dated July 25, 2000; included in this Form 11-K into the Company's previously filed Form S-8 and S-3 registration statements (File No. 33-6730, File No. 33-9755-3, File No. 33-28437, File No. 33-27002, File No. 33-37564, File No. 33-85720, File No. 33-87706, File No.
33-87708, File No. 33-86908, File No. 33-65109, File No. 333-91477, File No.
333-91479, File No. 333-93549, File No. 333-93551 and File No. 333-93553).



                                        Arthur Andersen LLP

Detroit, Michigan
September 27, 2000